Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of CytoDyn, Inc. on Form S-1 (FILE NO. 333-272815 and 333-276912) and Form S-8 (FILE NO. 333-249179) of our report dated August 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the consolidated financial statements  of CytoDyn, Inc. as of May 31, 2024 and for the year ended May 31, 2024, which report is included in this Annual Report on Form 10-K of CytoDyn Inc. for the year ended May 31, 2024.

/s/ Marcum llp

Hartford, CT

August 15, 2024